$121.8M - Revenue $7.6M - Net Income $37.7M - Adjusted EBITDA 31%- EBITDA Margin $758M - Funded Backlog November 6, 2025 www.karman-sd.com NYSE: KRMN Third Quarter Fiscal 2025 Earnings Highlights